Exhibit 99.1

Ixia Expands Board of Directors with Appointment of Ilan Daskal

CALABASAS, CA, June 29, 2015 -- Ixia (Nasdaq: XXIA), a leading provider of application performance and security resilience solutions, today announced it has expanded its Board of Directors with the appointment of independent director Ilan Daskal. Daskal has also been appointed to Ixia’s audit committee and will serve as its chair.

“On behalf of the entire Board, I am delighted to welcome Ilan to Ixia,” said Bethany Mayer, Ixia’s chief executive officer. “With over 20 years of financial experience, Ilan brings added depth and insight to our Board of Directors and we look forward to his contributions as we strive to execute Ixia’s growth strategy and drive shareholder value. I also want to express our deep appreciation to Jonathan Fram, who has served as chair of the audit committee since June 2013 and will continue to serve on that committee.”

Daskal has served as executive vice president and chief financial officer of Cepheid, a publicly traded molecular diagnostics company headquartered in Sunnyvale, California, since April 2015. From October 2008 to January 2015, he served as chief financial officer of International Rectifier, which was a publicly traded power management semiconductor company. From June 2001 to September 2008, Daskal worked for the North American communications business group at Infineon Technologies AG, a publicly traded semiconductor manufacturer, where he last served as vice president, finance & business administration. Daskal holds a Bachelor of Business degree in Accounting from Tel Aviv College of Management in Israel and a Master of Science degree in Finance from The City University of New York.

About Ixia
Ixia (Nasdaq: XXIA) provides application performance and security resilience solutions to validate, secure and optimize businesses’ physical and virtual networks. Enterprises, service providers, network equipment manufacturers and governments worldwide rely on Ixia’s solutions to deploy new technologies and achieve efficient, secure, ongoing operation of their networks. Ixia's powerful and versatile solutions, expert global support and professional services equip organizations to exceed customer expectations and achieve better business outcomes. Learn more at http://www.ixiacom.com.

Financial Contact:
The Blueshirt Group
Maria Riley, Investor Relations
Tel: 415-217-7722